Phoenix Technologies Retains GrowthPoint Technology Partners to Explore Strategic Alternatives
for FailSafe®, HyperSpace™ and eSupport Businesses

MILPITAS, Calif., January 5, 2010 — Phoenix Technologies (NASDAQ: PTEC) a global leader in core systems software, security solutions and instant-on operating system environments, today announced that it has retained GrowthPoint Technology Partners to explore strategic alternatives for its FailSafe, HyperSpace and eSupport products and services. The Company intends to focus its business strategy on the core systems software (BIOS) markets in which Phoenix has a long-established leadership position. A substantial majority of the Company’s revenues in fiscal years 2009, 2008 and 2007 were derived from sales of CSS products and related services.

The Company will be pursuing strategic alternatives for the following product lines:

FailSafe - The FailSafe service is an advanced theft-loss protection and prevention solution for mobile PCs. The FailSafe solution consists of an embedded tamper-resistant agent that resides in the mobile device and a network connected secure communications center (“SCC”). The SCC enables users to set policies for their mobile devices and then monitors those devices to detect and prevent violations of those policies. Optional features of this service include the ability for users to encrypt data on the mobile device as well as to retrieve or remove information from the device remotely.

HyperSpace — The HyperSpace family of products provides an environment that enables various Phoenix and third party applications to be installed on a device and to operate independently from the user’s primary operating system. A primary component of this family is a lightweight virtualization engine called HyperCoreTM, which allows multiple purpose-built applications to operate autonomously alongside the primary operating system. With HyperCore these applications can run at any time – before the primary operating system has been loaded, while it is running or after it has shut down – and users can instantaneously switch between their primary operating system and the HyperSpace environment with a single button or mouse click.

eSupport.com® - eSupport.com consists of a collection of Web sites and PC diagnostic software products designed to detect and fix the typical problems encountered by users during normal use of their computers. The software products include DriverAgentTM which detects out of date device drivers, RegistryWizardTM which detects and corrects problems with the Windows Registry, BIOSAgentPlusTM which identifies and updates the BIOS software, and UndeletePlusTM which enables recovery of accidentally deleted files. The solutions consist of a software component and an online database. The software is accessed and downloaded from one of the eSupport Web sites. It scans the information on the computer, and then compares the results of the scan with its database and provides the user with recommendations on how to repair any issues it finds.

“Phoenix has made substantial investments in FailSafe, HyperSpace and eSupport over the past several years. We believe these products and services are highly differentiated and have significant growth potential. We are exploring strategic alternatives for these businesses because we believe they may be worth more to the right partner or investor than they are to Phoenix at this time. We will continue to support our customers’ needs throughout this process, and will be seeking strategic alternatives that provide the best long-term solutions for Phoenix and our customers,” said Woody Hobbs, Phoenix Technologies’ President and CEO.

Mr. Hobbs continued, “We look forward to updating our shareholders on the status of the business on our next earnings call. However, we will not be providing any updates on this strategic process unless there are material developments.”

About Phoenix Technologies

Phoenix Technologies Ltd. (NASDAQ: PTEC), the leader in core system software products, services and embedded technologies, pioneers open standards and delivers innovative solutions that enable the PC industry’s top system builders and specifiers to differentiate their systems, reduce time-to-market and increase their revenues. The Company’s flagship products and services — SecureCore Tiano, Embedded BIOS, Phoenix Freeze, FailSafe, HyperSpace, and eSupport.com — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. The Company established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has over 210 technology patents issued and pending, and has shipped firmware in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit http://www.phoenix.com.

Phoenix, Phoenix Technologies, Phoenix SecureCore, SecureCore Tiano, Embedded BIOS, Phoenix Freeze, FailSafe, HyperSpace, HyperCore, PC 3.0, eSupport.com and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other marks are the marks of their respective owners.

Forward Looking Statements

The statements in this release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, achieving viable strategic alternatives for certain of our businesses and our continued leadership position in our CSS markets. These statements involve risk and uncertainties, including: demand for our products and services in adverse economic conditions; our dependence on key customers; our ability to enhance existing products and develop and market new products and technologies successfully; our ability to achieve and maintain profitability and positive cash flow from operations; our ability to meet our capital requirements in the future; our ability to attract and retain key personnel; product and price competition in our industry and the markets in which we operate; our ability to maintain the average selling price of our core system software; end-user demand for products incorporating our products; the ability of our customers to introduce and market new products that incorporate our products; our ability to generate additional capital on terms acceptable to us; timing of payment by our customers; risks and unanticipated challenges associated with any transactions involving certain of our businesses; risks associated with any acquisition strategy that we might employ; costs and results of litigation; failure to protect our intellectual property rights; changes in our relationship with leading software and semiconductor companies; and the rate of adoption of new operating system and microprocessor design technology. For a further list and description of risks and uncertainties that could cause actual results to differ materially from those contained in the forward looking statements in this release, we refer you to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements included in this release are based upon assumptions, forecasts and information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

Investor Relations Contact:

Phoenix Technologies Ltd.
Richard Arnold
Chief Operating Officer and Chief Financial Officer
Tel. +1 408 570 1256
investor—relations@phoenix.com

The Piacente Group, Investor Relations
Kristen McNally or Brandi Floberg
Tel. +1 212 481 2050
phoenix@thepiacentegroup.com

Public Relations Contact:

Shauli Chaudhuri,
VP Marketing & Communications
Global Press Office, Phoenix Technologies
Tel. +1 408 570 1060
public—relations@phoenix.com

Source: Phoenix Technologies Ltd.